Exhibit 99.1

Mykrolis Corporation Reports Second Quarter 2003 Financial Results

Operating loss narrows on sales gain and improved gross margin

BILLERICA, Mass., July 28, 2003 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and subsystems to the semiconductor industry, announced today second quarter revenues of $42.7 million, a five percent increase from $40.5 million in the first quarter of 2003 and 12 percent lower than the comparable quarter a year ago.

The net loss per diluted share for the quarter was $(0.14), compared to $(0.13) in the first quarter and $(0.17) in the second quarter a year ago. The results for the quarter included a restructuring charge of $1.8 million, which primarily related to a four percent reduction in the company’s worldwide workforce in May, 2003. Excluding the restructuring charge, the pro forma net loss per diluted share was $(0.09).

Gross margin in the second quarter of 43.6 percent of sales rose from 40.8 percent in the first quarter due to favorable product mix and the completion of certain manufacturing consolidation initiatives. The operating loss of $4.0 million, which includes a restructuring charge of $1.8 million, narrowed from $4.3 million in the first quarter and $6.0 million a year ago.

For the first six months of 2003, revenues of $83.2 million compared to $84.2 million for the comparable period a year ago. Including the aforementioned charge, the net loss per diluted share for the first half of 2003 was $(0.27), compared to $(0.49) a year ago.

C. William Zadel, Chairman and Chief Executive Officer, commented on the second quarter results: “We achieved growth in both consumable and equipment products. Sales of consumable filtration and purification products were $31 million, or 72 percent of second quarter sales. We maintained our cash position of $72 million which now comprises cash, cash equivalents and longer term marketable securities.

“Our priorities continue to be on achieving profitability while continuing to expand our market opportunities. We made good progress on both fronts in the second quarter. The steps taken to reduce our cost structure have further lowered our revenue break-even level. In terms of new product flow, our sustained investments in R&D continue to yield results. At the SEMICON West trade show in San Francisco this month, we introduced 8 new products and product innovations that provide enhanced filtration and purification capability to support processes critical to the manufacture of the most advanced generation of semiconductor devices,” Zadel said.

Management Outlook

“While the outlook for the industry may be improving, the rate of the recovery is still uncertain. As such, we anticipate third quarter sales to be in the range of $42 to $46 million. Given this range and our cost reduction actions, we are approaching profitability. We expect our third quarter net earnings per share to be in the range of $(0.06) to $0.01,” Zadel said.

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the second quarter on Tuesday, July 29, 2003 at 10:00 a.m. EDT (7:00 a.m. PDT). The conference call dial-in number is 1-800-915-4836; outside the U.S., the number is 973-317-5319. The conference call will also be webcast on the Mykrolis web site at www.mykrolis.com.

Revenue by Geographic Region (in millions of US dollars):

	Q2 2003	Q2 2002	% Growth
North America	$11.8	$15.8	-25.3%
Japan	14.6	16.9	-13.6%
Asia	11.8	10.9	8.3%
Europe	4.5	4.9	-8.2%

Total	$42.7	$48.5	-12.0%

	Q2 2003	Q1 2003	% Growth
North America	$11.8	$10.5	12.4%
Japan	14.6	14.9	-2.0%
Asia	11.8	10.7	10.3%
Europe	4.5	4.4	2.3%

Total	$42.7	$40.5	5.4%

	6 months 2003	6 months 2002	% Growth
North America	$22.4	$28.9	-22.5%
Japan	29.5	27.5	7.3%
Asia	22.4	19.2	16.7%
Europe	8.9	8.6	3.5%

Total	$83.2	$84.2	-1.2%

About Mykrolis

Mykrolis Corporation, based in Billerica, Massachusetts, is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water, photoresists and vacuum systems utilized in the semiconductor manufacturing process. In addition, the Company’s products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical disks and fiber optic cables. Mykrolis was formerly Millipore Microelectronics, Inc. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’ future operating results include, without limitation, the risk that a sustained industry recovery may be delayed, may not materialize at all or may be weaker than past recoveries, the risk that the transfer of manufacturing to our new facility may disrupt our ability to fill customer orders, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to our Separation from Millipore” and “Risks Related to Securities Markets and Ownership of Our Common Stock” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/28/2003	6/30/2002	6/28/2003	6/30/2002
Net sales	$42,678	$48,537	$83,186	$84,245
Cost of sales	24,072	32,463	48,048	57,080

Gross profit	18,606	16,074	35,138	27,165

Research & development expenses	4,673	5,182	9,157	9,520
Selling, general & admin. expenses	16,187	16,902	32,539	34,748
Restructuring and other charges	1,757	—	1,757	—

Operating loss	(4,011)	(6,010)	(8,315)	(17,103)
Other income, net	1,174	1,815	1,834	1,867

Loss before income taxes	(2,837)	(4,195)	(6,481)	(15,236)
Income tax expense	2,698	2,570	4,411	3,970

Net loss	$(5,535)	$(6,765)	$(10,892)	$(19,206)

Basic and diluted loss per share	$(0.14)	$(0.17)	$(0.27)	$(0.49)
Basic and diluted weighted average shares outstanding	39,795	39,629	39,761	39,565

Reconciliation of net loss to pro forma net loss:
Add: Restructuring and other charges	$1,757	—	$1,757	—

Pro forma net loss	$(3,778)	$(6,765)	$(9,135)	$(19,206)

Basic and diluted weighted average shares outstanding	$(0.09)	$(0.17)	$(0.23)	$(0.49)

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 28, 2003	December 31, 2002
Assets
Cash and cash equivalents	$67,828	$74,085
Accounts receivable, net	38,567	39,971
Inventories	40,734	41,821
Other current assets	4,721	4,946

Total current assets	151,850	160,823

Marketable securities	4,477	—
Property, plant and equipment, net	71,995	74,833
Goodwill and intangible assets	18,927	19,403
Other assets	12,849	12,130

Total assets	$260,098	$267,189

Liabilities and shareholders’ equity
Accounts payable	12,280	10,288
Accrued expenses and other current liabilities	35,656	34,250

Total current liabilities	47,936	44,538

Other liabilities	10,179	10,007
Shareholders’ equity	201,983	212,644

Total liabilities and shareholders’ equity	$260,098	$267,189

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

978-436-6500